EXHIBIT 99.1

PXP
Plains Exploration & Production Company	3TEC Energy Corporation
500 Dallas St., Suite 700	700 Milam, Suite 1100
Houston, TX 77002	Houston, TX 77002

NEWS RELEASE

Contact:	Winston Talbert

Vice President-Finance and Investor Relations

(713) 739-6700 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS EXPLORATION AND 3TEC ANNOUNCE COMPLETION OF MERGER

Houston, Texas – June 4, 2003—Plains Exploration & Production Company (NYSE:PXP) (“PXP”) and 3TEC Energy Corporation (NASDAQ:TTEN) (“3TEC”) announced today the completion of their merger.

In the transaction, each 3TEC common share was converted into 0.85 of a share of PXP common stock and $8.50 in cash. In connection with the merger, PXP paid cash consideration to common stockholders of approximately $152.4 million and issued 16.1 million PXP common shares. In addition, cash payments totaling $113.1 million were made to retire 3TEC outstanding debt, warrants and preferred stock. As a result of the merger, 3TEC became a subsidiary of PXP. PXP had 40.3 million outstanding common shares after closing. The transaction is being accounted for as a purchase of 3TEC by PXP.

After the merger, the management from PXP will survive and is comprised of: James C. Flores, Chairman and Chief Executive Officer; John T. Raymond, President & Chief Operating Officer; Stephen A. Thorington, Executive Vice President & Chief Financial Officer; and Timothy T. Stephens, Executive Vice President and General Counsel.

Additional Information & Forward Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements are those concerning PXP’s merger and strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

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•	effective integration of PXP and 3TEC, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore California, primarily in the Los Angeles Basin, and offshore California in the Point Arguello unit, and the Illinois Basin in southern Illinois. PXP is headquartered in Houston, Texas.

3TEC is engaged in the acquisition, development, production and exploration of oil and natural gas reserves. 3TEC’s properties are concentrated in East Texas and the Gulf Coast region of the United States, both onshore and in the shallow waters of the Gulf of Mexico. 3TEC’s management and technical staff have substantial experience in each of these areas.

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